Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors
Peoples Bancorporation, Inc.
Easley, South Carolina

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-121156, No. 333-121157, No. 333-121158, and No. 333-145470)
pertaining to the 2004 Stock Option Plan, the 1997 Non-Employee Directors Stock Option Plan, the 1993 Incentive Stock Option Plan, and the 2007 Non-Employee Directors Stock Option Plan of Peoples Bancorporation, Inc. of our report dated March 30, 2009, with respect to the consolidated financial statements of Peoples Bancorporation, Inc. and Subsidiaries included in Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2008.



/s/ Elliott Davis, LLC

Greenville, South Carolina
April 30, 2009